Exhibit 10.3

Translated From Japanese

                        Administrative Service Agreement

A shall issue corporate bonds called Main Item No.3 (hereinafter referred to as the Corporate Bonds) on the date (Main Item No.7) to accredited institutions, who has an expert knowledge and experience regarding an investment for negotiable securities and approved by Cabinet Office Ordinance, hereinafter referred to as accredited institutions).

A and Mizuho Bank KK (hereinafter referred to as B) enter into the agreement, which B shall take over administrative service of the Corporative Bonds provided in the Agreement.

The definition of words in this Agreement is defined in administrative rules and transfer administration method (including change and modify in the future, will be called "administrative rules") by Japan Securities Depository Center Inc (hereinafter referred to as Center).

Article 1

1. A shall ask B for administrative service of the Corporative Bonds following the rule of the Agreement, and B shall take over it. B shall deal with service following a law and administrative rules.

2. Corporative Bonds Conditions and the Agreement are together.

Article 2

1. B shall receive the amount based on Full Amount Guarantor Agreement from full the full amount guarantor indicated Main Item 16. B shall delivery the amount after deduction.

2. Corporate Bonds book adjustment

3. Any other service approved under the discussion between A and B

Article 3

   A ask B for administrative service as an issuing agent of the Corporate
Bonds.

1. To give notice about conditions provided administrative rules as information regarding brand of the Corporate Bonds to Center.

2. To acquire and confirm ISIN code from Center, to registration details regarding brand information.

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3. To acquire and give notice about total issue noticed by a full amount guarantor, details of administrative rules, account information needs to be increased for newly issued registration, repayment method, and information for settlement to Center.

4. To acquire and confirm details provided in administrative rules of brand information recorded by Center.

5. To give a notice to center, when financial settlement is completed.

6. To acquire and confirm details about newly issued registration from Center.

7. To receive and transfer commission from A

8. Any other service as issue agent provided administrative rules

Article 4

To maintain Corporate Bonds Book.
To pay interest income tax.
Any other service approved under the discussion between A and B

Article 5

1. A shall ask B for service for retirement by purchase based on (3) and in case retirement by purchase is performed, any record of reducing amount and application information has to be notified to B.

2. B shall confirm the notice about reducing amount and application information from Center.

3. B shall hand in statement of accounting, which was calculated a full amount of Corporate Bonds deducted the amount based on above, before and after retirement by purchase.

Article 6

1. A shall ask B for service to give a notice to Center, in case A makes important decision based on administrative rules regarding rights or deals of the Corporate Bonds, or in case any important incidents occur regarding the Corporate Bonds.

2. A shall give a notice about above to B in writing. If it is not done in writing, B may not give a notice to Center.

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Article 7

   A ask B for administrative service as a paying agent of the Corporate Bonds.

1. To give a notice to Center about the details provided administrative rules of brand information of Corporate Bonds when it is decided.

2. To acquire and confirm the details of cancellation notice from Center.

3. To acquire and confirm the details of notice about retirement by purchase application information and such a incident from Center.

4. Any other service as paying agent provided administrative rules.

Article 8

   A shall ask B for service which charges principal and interest payment fund on Corporate Bonds Conditions Article 7 and 8. Both A and B follow the rule below.

1. B shall give notice to A that a full amount of the Corporate Bonds in the end of month, which is two months before month belonging redemption due date added redemption value, and omission indicated in Article 12. It has to be notified 2 weeks before redemption due day.

2. A shall deliver B principal and interest payment fund and commission 3 days before redemption due day in business day.

3. In the event the amount of the Corporate Bonds is reduced because of retirement by purchase between the following redemption due day and the following day after the end of the month of two months before month belonging redemption due day, B shall refund principal and interest payment fund and commission sooner.

4. The rule above is applied to Corporate Bonds Conditions Article 8.In the event principal and interest payment fund and commission has not been paid, B notify A and paying agent quickly.

Article 9

1. A shall ask B for service of principal and interest payment of the Corporate Bonds, which is non-participated brand by Center provided in administrative rules , and B shall pay debenture holders principal of the Corporate Bonds directly.

2. In the event Corporate Bonds are changed as participated brand by Center provided in administrative rules, both A and B make decision of procedures under the discussion.

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Article 10

1. B shall deal with service provided in the Agreement with care of a prudent person.

2. In the event incidents occur because of inevitable accident, which make difficulty to perform service in the Agreement, B may not have responsibility for damage.

3. B may hold the Corporate Bonds and have an interest in A. However B may not offset of principal and interest payment fund.

Article 11

   A shall pay the amount indicated "Indication of Commission" (1) for the service commission provided in Article 2 to Article 4, Article 6 to Article 8. It will be deducted from the payment for the Corporate Bonds on the date, indicated in Main Item 7.

Article 12

   A shall pay the amount indicated "Indication of Commission" (2) for the service commission provided in Article 9. However In the event Corporate Bonds are changed as participated brand by Center provided in administrative rules, Both A and B shall decide the commission under the discussion.

Article 13

   The service commission provided in Article 5 will be applied to the case indicated "Indication of Commission" (2).

Article 14

   A shall pay the commission for newly issued registration from Center. B shall pay to Center based on the bill from Center. The amount indicated "Indication of Commission" (4) will be deducted from payment of the Corporate Bonds.

Article 15

   A shall pay consumption tax provided in Article 11 to 14.

Article 16

   Each partner may cancel the Agreement any time under the discussion. In the event the Agreement is canceled, A shall give a public notice without delay and take service procedure each other.

Article 17

   A shall pay expense for making corporate bonds book, agreement certification etc.

Article 18

1. Whenever the Agreement needs to be changed, both A and B agree each other regarding it.

2. The agreement above will be integrated with the Agreement.

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   Each party shall affix a seal and sign to 2 copies of the both Administrative
Service Agreement and Full Amount Guarantor Agreement and holds one each.

                                                                        2007/7/9

A  Global Hotline KK
   1-13-12 Nishi Shinjuku, Shinjuku-ku, Tokyo
   Representative Director   /s/ Hideki Anan


B  Mizuho Bank KK
   1-1-5 Uchi Saiwai cho, Chiyoda-ku, Tokyo
   Head Director   /s/ Kiyoji Sugiyama

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